Exhibit 99.1

MFA MORTGAGE INVESTMENTS,INC. 350 Park Avenue NEW YORK, NEW YORK 10022 TELEPHONE (212) 207-6400	[MFA MORTGAGE INVESTMENTS, INC. LOGO]

PRESS RELEASE	FOR IMMEDIATE RELEASE

April 30, 2003	NEW YORK METRO

CONTACT: Teresa Covello	NYSE: MFA
(212) 207-6400
www.mfa-reit.com

MFA MORTGAGE INVESTMENTS, INC.

PRICES $62.1 MILLION EQUITY OFFERING

(New York)—April 30, 2003—MFA Mortgage Investments, Inc.  (NYSE: MFA) announced today that it priced a public offering of 6,750,000 shares of its common stock at a public offering price per share of $9.20.  The lead underwriter was UBS Warburg LLC and the co-managers were Friedman Billings Ramsey & Co., Inc. and RBC Capital Markets Inc.

The net proceeds to the Company (after deducting estimated expenses) are expected to be approximately $58.4 million.  The Company has granted the underwriters an option, exercisable for 30 days, to purchase up to 1,012,500 additional shares of common stock to cover over-allotments.

Stewart Zimmerman, President and Chief Executive Officer of the Company, said, “We are pleased at the success of this offering.  We remain optimistic about achieving strong results in 2003 and we look forward to using the new equity capital to fund continued growth in assets.”

MFA Mortgage Investments, Inc. is a real estate investment trust (“REIT”) that invests on a leveraged basis in a portfolio of high-quality adjustable-rate mortgage-backed securities.

This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements.  When used, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions or “continue” or the negative thereof or other variations thereon or comparable terminology, are intended to identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties, including, among other things: business conditions and the general economy, especially as they affect interest rates; federal, state, and local regulatory environments; an increase in the prepayment rate on the loans that back our mortgage-backed securities; the inability to borrow at favorable rates; and the inability to maintain our REIT qualification.  Other risks, uncertainties and factors that could cause our actual results to differ materially from those projected are detailed in the Prospectus relating to this offering and in the periodic reports filed by us with the Securities and Exchange Commission, including Forms 10-K and 10-Q.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  A copy of the Prospectus relating to this offering may be obtained from Ms. Gayle Hawkins at UBS Warburg LLC: (212) 713-8802, 1285 Avenue of the Americas, 9th Floor, New York, NY 10019.